Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 5, 2024, with respect to the consolidated financial statements of Flogistix, LP contained in the Registration Statement and Prospectus of Flowco Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

December 20, 2024